Exhibit 99.1

JDS UNIPHASE NAMES CHIEF FINANCIAL OFFICER

SAN JOSE, CALIFORNIA, June 13, 2005 – JDS Uniphase Corporation (NASDAQ: JDSU; and TSX: JDU) today named David Vellequette to the position of senior vice president and chief financial officer. Mr. Vellequette has been JDS Uniphase’s acting senior financial officer since February 2005.

“With more than 25 years of finance and operations experience in the technology sector, including eight years working alongside me at both Openwave and Cisco, Dave has demonstrated a relentless focus on cost control and operational performance,” said Kevin Kennedy, JDS Uniphase’s president and chief executive officer. “Dave has been a key driving force behind the recently announced initiatives to accelerate the company’s path to profitability, and I am very pleased to announce his promotion to chief financial officer.”

After graduating from the University of California, Berkeley in 1978, Mr. Vellequette started his finance career as an auditor with Ernst and Young, where he became a Certified Public Accountant. From 1984 to 1992, Mr. Vellequette was Controller at Altera Systems, where he was responsible for SEC reporting, financial planning and analysis (FP&A), and corporate accounting. Between 1992 and 2002, Mr. Vellequette held increasingly responsible positions at Cisco Systems, first as Controller of StrataCom Corporation (acquired by Cisco in 1996) and including Vice President of Finance supporting the multi-billion dollar service provider line of business. From Cisco, Mr Vellequette moved to Openwave Systems where, as Vice President of Worldwide Sales and Service Operations, he was an important contributor to the company’s turnaround. Since joining JDS Uniphase as Vice President and Operations Controller in July 2004, Mr. Vellequette has rebuilt the corporate FP&A function, and spearheaded a series of initiatives intended to reduce operational complexity throughout the corporation.

In a related announcement, JDS Uniphase also disclosed today that the position of Corporate Controller has been filled, reporting directly to Mr. Vellequette.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for communications, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

Contacts

Media: Jayme Curtis, Public Relations, 408-546-7028 or jayme.curtis@jdsu.com

Investors: Jacquie Ross, Investor Relations, 408-546-4445, or investor.relations@jdsu.com